CATALYST LIGHTING GROUP, INC.
                                7700 Wyatt Drive
                              Fort Worth, TX 76108

VIA FACSIMILE: (202)942-9585

April 11, 2005

H. Christopher Owings, Esq.
Assistant Director
Office of Small Business
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                  RE:      CATALYST LIGHTING GROUP, INC.
                           REGISTRATION STATEMENT ON FORM SB-2
                           PRE-EFFECTIVE AMENDMENT NO. 3
                           COMMISSION FILE NO. 333-121179
                           FILED ON MARCH 24, 2005

Dear Mr. Owings:

         With respect to the above-referenced filing, we hereby request accelerated effectiveness for today, Monday, April 11, 2005, no later than 5:30 p.m., or as soon as practicable thereafter.

         Please contact me immediately at (682) 432-9502 if you have any questions or concerns or need anything further.



                                    Sincerely,

                                    CATALYST LIGHTING GROUP, INC.


                                    By:  /s/ Dennis H. Depenbusch
                                         ------------------------
                                             Dennis H. Depenbusch
                                             Chief Executive Officer and
                                             President